Exhibit 10.16

English Summary of a lease agreement dated January 30, 2011, by and between the Israel Land
Authority and Kamada Assets (2001) Ltd. (the “Agreement”)

On January 30, 2011, the Israel Land Authority (the “Landlord”) and Kamada Assets (2001) Ltd. (the “Tenant” and together, the “Parties”) entered into the Agreement for the lease of certain land in Kibbutz Beit Kama. The Agreement incorporates the standard lease terms published by the Landlord in the Official Gazette no. 4818 from November 4, 1999. Set forth below is a summary of the Agreement.

Land. The Agreement concerns a site comprising of a main area of approximately 16,880 square meters, in addition to a service area of 3,376 square meters, in Kibbutz Beit Kama, Israel (registered block 100270/1; plot 10; site 609 (part 1), according to detailed plan 2/117/03/7) (the “Land”). The legal purpose of the Land is defined as ‘agricultural industry sector’, and the purpose of the lease is stated to be ‘industry in the community’. The building capacity of the Land is stated to be 2,0256 square meters of built premises.

Term. The lease is for a period of 49 years, from June 3, 2009 to June 2, 2058, and the Tenant has an option to extend the lease for an additional term of 49 years from expiration of the initial term.

Lease Fee. The rental payment is NIS 196,464 to be paid in advance in full and capitalized.

Land Value. The Land was valued as of the commencement date of the Agreement at NIS 982,811.71.

Registration. Where the lease has yet to be registered at the Land Registry Office – such as in the present case – the Tenant is obliged to register the Land as a separately registered unit at the Land Registry Office, including the preparation of a plan for reparcelization, within two years following completion of the construction work. Furthermore, the Tenant is obligated to prepare, within a year following the registration of the Land as a separately registered unit, a blueprint for the condominium, to register it at the Land Registry Office, and to register the lease rights at the Land Registry Office under the Tenant’s name.

Assignment of Rights by Tenant. The Tenant is required to obtain the prior written approval of the Landlord in any case of assignment of rights. “Assignment of rights” is defined as: (i) the grant, assignment, transfer or waiver of the rights conferred under the Agreement; (ii) any sublease; (iii) the transfer of possession or right to use the Land for periods set forth in the Agreement; (iv) any action of the Tenant (including the entity that holds the rights in the Tenant) as a result of which 10% or more of either the nominal value of the paid-up share capital or issued share capital (whichever is lower) or 10% of the voting rights or 10% of the right to appoint directors of such entity are transferred or issued. For this purpose, transactions of less than 10% of such share capital or rights are calculable on a cumulative basis over the previous two years; (v) any pledge or charge over the Land or the rights under the Agreement; and (vi) any other activity that causes the transfer, with or without consideration, of part or all of the rights under the Agreement.

The Landlord may condition its approval for a proposed assignment on the non-exhaustive list of considerations detailed in the Agreement. This includes the Tenant’s compliance with the terms of the Agreement and the Tenant’s furnishing the Landlord with details of the proposed assignee. The Landlord is entitled to not approve the assignment where the proposed assignee is a “foreign person,” as such term is defined in the Agreement and described below.

Under certain circumstances, the Landlord may condition its approval upon the payment of a fee, in an amount calculated in accordance with the Agreement. In cases where the assignment is requested under paragraphs (i), (v) or (vi) above, the fee shall equal a third of the difference between the value of the Land at the time when the Landlord’s approval is granted and the value when the Tenant acquired the lease rights in the Land, in each case based on the condition of the Land when the Tenant took possession of it, excluding the Tenant’s expenses and development costs with respect to the Land, in accordance with a valuation by a Government surveyor (the “Entire Permission Fee”). In cases where the assignment is requested under paragraph (iv) above, the fee shall be equal to the percentage of the assigned share capital/rights as a portion of the Entire Permission Fee. However, where the transaction involves a change of control, the Entire Permission Fee is payable. In cases where the assignment is requested under paragraphs (ii) or (iii) above, the fee will be as determined from time to time by the Landlord. Notwithstanding the foregoing, the Landlord cannot condition approval on the payment of a fee where the lease fees have been capitalized and paid prior to the date of the approval and all required payments have been made under the Agreement.

In the event that the Tenant requests an approval for an assignment under paragraphs (i), (v) or (vi) above, the Landlord has the right (subject to certain exceptions) to notify the Tenant that it intends to reassume the possession and rights in the Land and that it will pay to the Tenant the amounts proposed to be paid to the Tenant by the proposed recipient.

Termination of Agreement by Landlord. The Landlord is entitled to terminate the Agreement upon a material breach of the Agreement. Among other things, the Agreement shall be considered materially breached should the Tenant, or for whom the Tenant acts, be a “foreign person”. A “foreign person” is defined by the Agreement to include (among other things) any person or entity that is not either an Israeli citizen or an entity controlled by an Israeli citizen. “Control” is defined as the direct or indirect ownership, by a person(s) or entity(ies) of 50% or more of the nominal value of the issued share capital or voting rights or the right to appoint 50% or more of the directors. However, it shall not be considered a breach if the Tenant receives prior written permission to this effect from the Chairperson of the Israel Lands Council. The Agreement details a mechanism for the determination of compensation to be paid to the Tenant in the event that the contract is terminated by the Landlord under certain circumstances, subject to liquidated damages of 15% of the value of the Land (as determined in the Agreement and linked to the Israeli consumer price index) to be paid by the Tenant.

Option to Extend the Lease. The Tenant is entitled to extend the term of the lease for one additional term of 49 years upon 12 months prior written notice, subject to and in accordance with the procedure detailed in the Agreement.

Indemnification. The Tenant is obliged to indemnify the Landlord for any harm caused to another for damages attributable to the Tenant by the provisions of the Agreement or operation of law.

Taxes, utilities and fees. The Tenant is required to pay all taxes, fees and utility costs associated with the lease of the Land.

Sabbath. The Tenant must refrain from any work to be undertaken upon the Land during the Sabbath or Jewish festivals, unless the Tenant has received a valid authorization from any competent authority.